Exhibit 10.2

EXECUTION COPY

$500,000,000

364-DAY CREDIT AGREEMENT

dated as of

July 15, 2004

among

LOCKHEED MARTIN CORPORATION,

The BANKS Listed Herein,

JPMORGAN CHASE BANK,

as Syndication Agent

CITICORP USA, INC.,

MIZUHO CORPORATE BANK, LTD. and

US BANK, N.A.,

as Documentation Agents,

and

BANK OF AMERICA, N.A.,

as Administrative Agent

J.P. MORGAN SECURITIES INC. and

BANC OF AMERICA SECURITIES LLC,

Joint Lead Arrangers and Bookrunners

SCHEDULES AND EXHIBITS

SCHEDULE I	–	Commitment Schedule
SCHEDULE II	–	Pricing Schedule
Exhibit A	–	Notice of Committed Borrowing
Exhibit B	–	Competitive Bid Quote Request
Exhibit C	–	Invitation for Competitive Bid Quotes
Exhibit D	–	Competitive Bid Quote
Exhibit E	–	Notice of Competitive Bid Borrowing
Exhibit F	–	Notice of Conversion/Continuation
Exhibit G-1	–	Form of Committed Note
Exhibit G-2	–	Form of Competitive Bid Note
Exhibit H-1	–	Opinion of Special Counsel to the Company
Exhibit H-2	–	Opinion of General Counsel to the Company
Exhibit I	–	Opinion of Special Counsel to the Agents
Exhibit J	–	Compliance Certificate
Exhibit K	–	Assignment and Assumption Agreement
Exhibit L	–	Designation Agreement

364-DAY CREDIT AGREEMENT

AGREEMENT dated as of July 15, 2004 among LOCKHEED MARTIN CORPORATION, the BANKS listed on the signature pages hereof, JPMORGAN CHASE BANK, as Syndication Agent, CITICORP USA, INC., MIZUHO CORPORATE BANK, LTD. and US BANK, N.A., as Documentation Agents, and BANK OF AMERICA, N.A., as Administrative Agent.

NOW, THEREFORE, the undersigned parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. The following terms, as used herein and in any Exhibit or Schedule hereto, have the following meanings:

“Administrative Agent” means Bank of America, N.A. in its capacity as administrative agent for the Banks hereunder, and its successor or successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Agents with a copy to the Company duly completed by such Bank.

“Agents” means the Administrative Agent, the Syndication Agent and the Documentation Agents, and “Agent” means any of the foregoing.

“Agreement” means this 364-Day Credit Agreement as it may be amended from time to time.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Domestic Loans, its Domestic Lending Office, (ii) in the case of its Eurodollar Loans, its Eurodollar Lending Office and (iii) in the case of its Competitive Bid Loans, its Competitive Bid Lending Office.

“Approved Fund” means any Fund that is administered or managed by a Bank or an affiliate of a Bank.

“Arrangers” means J.P. Morgan Securities Inc. and Banc of America Securities LLC, in their capacity as joint lead arrangers and bookrunners in respect of this Agreement.

“Assignment and Assumption Agreement” means an agreement, substantially in the form of Exhibit K hereto, under which an interest of a Bank hereunder is transferred to an Eligible Assignee pursuant to Section 9.08(c) hereof.

“Bank” means (i) each bank or other financial institution listed on the signature pages hereof, (ii) each Person that becomes a Bank pursuant to either Section 9.01 or Section 9.08(b), and (iii) their respective successors.

“Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day or (ii) the sum of 1/2 of 1% plus the Federal Funds Rate for such day, each change in the Base Rate to become effective on the day on which such change occurs.

“Base Rate Loan” means any Committed Loan in respect of which interest is to be computed on the basis of the Base Rate.

“Capitalized Lease Obligations” means any and all monetary obligations under any leasing arrangements which have been capitalized, as such obligations are reported in the consolidated financial statements of the Company and its Consolidated Subsidiaries.

“Change in Law” means, for purposes of Section 8.01 and Section 8.02, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency.

“Closing Date” means July 15, 2004.

“Commitment” means as to each Bank at any time, the amount set forth opposite such Bank’s name on the Commitment Schedule or in the applicable Assignment and Assumption Agreement, as such amount may be decreased pursuant to the terms of this Agreement.

“Commitment Schedule” means the Commitment Schedule attached hereto as Schedule I.

“Commitment Termination Date” means July 14, 2005 (or if such date is not a Domestic Business Day, the next preceding Domestic Business Day).

“Committed Loan” means a Loan made by a Bank pursuant to Section 2.01.

“Committed Notes” means promissory notes of the Company, substantially in the form of Exhibit G-1 hereto, evidencing the obligation of the Company to repay the Committed Loans, and “Committed Note” means any one of such promissory notes issued hereunder.

“Company” means Lockheed Martin Corporation, a Maryland corporation, and its successors.

“Competitive Bid Eurodollar Loan” means a loan to be made by a Bank pursuant to a Eurodollar Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.02).

“Competitive Bid Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Competitive Bid Lending Office by notice to the Company and the Administrative Agent; provided that any Bank may from time to time by notice to the Company and the Administrative Agent designate separate Competitive Bid Lending Offices for its Competitive Bid Eurodollar Loans, on the one hand, and its Competitive Bid Rate Loans, on the other hand, in which case all references herein to the Competitive Bid Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Competitive Bid Loan” means a Competitive Bid Eurodollar Loan or a Competitive Bid Rate Loan.

“Competitive Bid Margin” has the meaning set forth in Section 2.03(d).

“Competitive Bid Notes” means promissory notes of the Company, substantially in the form of Exhibit G-2 hereto, evidencing the obligation of the Company to repay the Competitive Bid Loans, and “Competitive Bid Note” means any one of such promissory notes issued hereunder.

“Competitive Bid Quote” means an offer by a Bank, in substantially the form of Exhibit D hereto, to make a Competitive Bid Loan in accordance with Section 2.03.

“Competitive Bid Quote Request” means the notice, in substantially the form of Exhibit B hereto, to be delivered by the Company in accordance with Section 2.03 in requesting Competitive Bid Quotes.

“Competitive Bid Rate” has the meaning set forth in Section 2.03(d).

“Competitive Bid Rate Loan” means a Loan to be made by a Bank pursuant to a Rate Auction.

“Consolidated Subsidiary” means at any date any Subsidiary the accounts of which would be consolidated with the Company in its consolidated financial statements if such statements were prepared as of such date. For purposes of Section 4.04 and 5.01 and the definition of the term “Exempt Subsidiary”, Consolidated Subsidiary includes any Exempt Subsidiary.

“Credit Exposure” means, with respect to any Bank at any time, (i) the amount of its Commitment (whether used or unused) at such time or (ii) if the Commitments have terminated in their entirety, the aggregate outstanding principal amount of its Loans at such time.

“Debt” means all indebtedness for borrowed money, ESOP guarantees and Capitalized Lease Obligations reported as debt in the consolidated financial statements of the Company and the Consolidated Subsidiaries, plus all indebtedness for borrowed money and capitalized lease obligations incurred by third parties and guaranteed by the Company or a Consolidated Subsidiary not otherwise reported as debt in such consolidated financial statements.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Designated Lender” means, with respect to any Designating Bank, an Approved Fund designated by it pursuant to Section 9.09(a) as a Designated Lender for purposes of this Agreement.

“Designated Representative” means any officer or employee as shall be so identified in an Officer’s Certificate.

“Designating Bank” means, with respect to each Designated Lender, the Bank that designated such Designated Lender pursuant to Section 9.09(a).

“Documentation Agent” means each of Citicorp USA, Inc., Mizuho Corporate Bank, Ltd. and US Bank, N.A., in its capacity as documentation agent in respect of this Agreement.

“Dollars” or “$” means lawful currency of the United States.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in San Francisco or New York are authorized by law to close.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Company and the Administrative Agent.

“Effective Date” means the dates the Commitments become effective in accordance with Section 3.01.

“Eligible Assignee” means (i) an affiliate of the assignor Bank or (ii) any other financial institution or Approved Fund that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, subject in the case of clause (i) to the approval of the Administrative Agent and the Issuing Banks and subject in the case of clause (ii) to the approval of the Administrative Agent and, unless an Event of Default has occurred and is continuing, the Company (each such approval not to be unreasonably withheld or delayed). The withholding of consent to an assignment by the Company shall not be deemed unreasonable if based solely upon the Company’s desire to (A) balance relative loan exposures to the assignee among all credit facilities of the Company or (B) avoid payment of any additional amounts payable to the assignee under Article 8 which would arise from such assignment.

“Environmental Laws” means any and all applicable federal, state and local statutes, regulations, ordinances, rules, administrative orders, consent decrees, permits, concessions, grants, franchises, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants, contaminants, hazardous substances, or hazardous wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances, or hazardous wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations promulgated thereunder, in each case as in effect from time to time.

“ERISA Group” means the Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with the Company, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Eurodollar Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Margins based on the Eurodollar Rate pursuant to Section 2.03.

“Eurodollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Eurodollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Eurodollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Eurodollar Lending Office by notice to the Company and the Administrative Agent.

“Eurodollar Loan” means any Committed Loan in respect of which interest is to be computed on the basis of the Eurodollar Rate.

“Eurodollar Margin” means the percentage determined pursuant to Section 2.08(d) and Schedule I.

“Eurodollar Rate” means for any Interest Period with respect to any Eurodollar Loan or Competitive Bid Eurodollar Loan:

(a) the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period, or

(b) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page of service shall cease to available, the rate per annum equal to the rate determined by the Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period, or

(c) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Administrative Agent as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request approximately 4:00 p.m. (London time) two Eurodollar Business Days prior to the first day of such Interest Period.

“Event of Default” has the meaning set forth in Section 6.01.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exempt Subsidiary” means Lockheed Martin Finance Corporation, CalComp Technology, Inc., Space Imaging LLC, Space Imaging Inc. and any other entity of which the Company owns a sufficient number of securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other governing body that is designated as such pursuant to an Officer’s Certificate; provided that no such designation may be made unless, as of the end of the most recent fiscal quarter prior to such designation, the book value, net of depreciation and amortization and after intercompany eliminations, of the assets of such entity, when aggregated with the book values, net of depreciation and amortization and after intercompany eliminations, of the assets of all Exempt Subsidiaries, other than Lockheed Martin Finance Corporation and CalComp

Technology, Inc., does not exceed 6% of the book value of the total assets of the Company and its Consolidated Subsidiaries. Exempt Subsidiary includes any direct or indirect subsidiary of an Exempt Subsidiary.

“Existing Credit Agreement” means the Five-Year Credit Agreement dated as of November 19, 2001, as amended from time to time prior to the Effective Date.

“Facility Fee” has the meaning set forth in Section 2.11.

“Failed Loan” has the meaning specified in Section 2.04(e).

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions as determined by it.

“Fixed Rate Loans” means Eurodollar Loans or Competitive Bid Loans (excluding Competitive Bid Eurodollar Loans bearing interest at the Base Rate pursuant to Section 8.02) or any combination of the foregoing.

“Foreign Person” has the meaning set forth in Section 8.03(c).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

“Indemnitee” has the meaning set forth in Section 9.04(b).

“Interest Period” means: (a) as to each (1) Eurodollar Loan, a period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in the applicable Notice of

Conversion/Continuation, and ending one, two, three, six or (as provided in Section 2.08(b)) twelve months thereafter, and (2) Competitive Bid Eurodollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such whole number of months thereafter, in each case as selected by the Company, provided that:

(i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Eurodollar Business Day;

(ii) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) which begins on the last Eurodollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Eurodollar Business Day of a calendar month; and

(iii) any Interest Period which would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date; and

(b) as to each Competitive Bid Rate Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing and ending such number of days thereafter (but not less than seven days), in each case as selected by the Company; provided that:

(i) any Interest Period (other than an Interest Period determined pursuant to clause (ii) below) which would otherwise end on a day which is not a Eurodollar Business Day shall be extended to the next succeeding Eurodollar Business Day; and

(ii) any Interest Period which would otherwise end after the Commitment Termination Date shall end on the Commitment Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Invitation for Competitive Bid Quotes” means the notice substantially in the form of Exhibit C hereto to the Banks in connection with the solicitation by the Company of Competitive Bid Quotes.

“Lien” means any mortgage, pledge, security interest, lien, or encumbrance.

“Loan” and “Loans” mean and include each and every loan made by a Bank under this Agreement.

“Material Adverse Effect” means a material adverse effect on (a) the ability of the Company, to perform its obligations under this Agreement or any of the Notes, (b) the validity or enforceability of this Agreement or any of the Notes, (c) the rights and remedies of any Bank or the Agents under this Agreement or any of the Notes, or (d) the timely payment of the principal of or interest on the Loans or other amounts payable in connection therewith.

“Material Debt” means Debt (other than Loans under this Agreement) of the Company and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in an aggregate principal amount exceeding $150,000,000.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions.

“Note” or “Notes” has the meaning set forth in Section 2.06.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Competitive Bid Borrowing (as defined in Section 2.03(f)).

“Notice of Conversion/Continuation” has the meaning set forth in Section 2.05.

“Officer’s Certificate” means a certificate signed by an officer of the Company.

“Other Taxes” has the meaning set forth in Section 8.03(b).

“Parent” means with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.08(d).

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Percentage” means, with respect to any Bank at any time, the percentage which the amount of its Commitment at such time represents of the aggregate amount of all the Commitments at such time. At any time after the Commitments shall have terminated, the term “Percentage” shall refer to a Bank’s Percentage immediately before such termination, adjusted to reflect any subsequent assignments pursuant to Section 9.08(b).

“Person” means any individual, firm, company, corporation, joint venture, joint-stock company, limited liability company or partnership, trust, unincorporated organization, government or state entity, or any association or partnership (whether or not having separate legal personality) of two or more of the foregoing.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) that is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group.

“Post-Default Rate” means, with respect to any Loan or any interest payment at any date on or after the due date of such Loan or interest payment, a rate per annum equal to the sum of 2% plus the Base Rate for such date.

“Pricing Schedule” means the Pricing Schedule attached hereto as Schedule II.

“Prime Rate” means the rate of interest in effect for such day as publicly announced from time by Bank of America as its “prime rate.” Such rate is a rate set by Bank of America, N.A. based upon various factors including Bank of America, N.A.’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America, N.A. shall take effect at the opening of business on the day specified in the public announcement of such change.

“Principal Property” means, at any time, any manufacturing facility that is located in the United States, is owned by the Company or any of its Subsidiaries, and has a book value, net of any depreciation or amortization, pursuant to the then most recently delivered financial statements, in excess of $15,000,000.

“Quarterly Date” means the last day of March, June, September and December in each year, commencing September 30, 2004.

“Rate Auction” means a solicitation of Competitive Bid Quotes setting forth Competitive Bid Rates pursuant to Section 2.03.

“Rating Agency” means either of Moody’s or S&P.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Banks” means at any time and for any specific purpose the Bank or Banks having, in the aggregate, more than 50% of the total Credit Exposures.

“Restricted Subsidiary” means (x) any Significant Subsidiary, (y) any Subsidiary that has substantially all of its property located in the United States and that owns a Principal Property and (z) any Subsidiary theretofore designated a Restricted Subsidiary pursuant to the next sentence and not subsequently designated not a Restricted Subsidiary pursuant to the sentence thereafter. If at the end of any fiscal quarter, the aggregate principal amount of Debt of the Company and its Subsidiaries secured by Liens exceeds $150,000,000 and the aggregate total assets (net of depreciation and, amortization, and after intercompany eliminations, but without giving effect, as to any Restricted Subsidiary pursuant to clause (z) above, to assets encumbered by Liens to secure Debt) of the Company and all of its Restricted Subsidiaries (“Total Restricted Assets”) are less than 85% of the total assets of the Company and its Subsidiaries (net of depreciation and amortization, and after intercompany eliminations, but without giving effect, as to any Restricted Subsidiary pursuant to clause (z) above, to assets encumbered by Liens to secure Debt) (“Total Assets”), then the Company shall, not later than the date on which financial statements for the fiscal period then ending are required to be delivered pursuant to this Agreement, designate other Subsidiaries as Restricted Subsidiaries such that, after giving effect thereto, Total Restricted Assets equal or exceed 85% of Total Assets. If at the end of any fiscal quarter, Total Restricted Assets are more than 85% of Total Assets, the Company may designate Restricted Subsidiaries which are not then Restricted Subsidiaries pursuant to clause (x) or (y) above as being no longer Restricted Subsidiaries, provided that after giving effect thereto, Total Restricted Assets equal or exceed 85% of Total Assets. Subsidiaries of a Restricted Subsidiary are not Restricted Subsidiaries solely by virtue of such subsidiary status.

“Retiring Bank” has the meaning set forth in Section 9.01(a).

“S&P” means Standard & Poor’s Ratings Services and its successors.

“Significant Subsidiary” means a Subsidiary with a book value of total assets, net of depreciation and amortization and after intercompany eliminations, in excess of $150,000,000.

“Stockholders’ Equity” means consolidated stockholders’ equity of the Company and the Consolidated Subsidiaries reported as stockholders’ equity on the consolidated balance sheet of the Company and the Consolidated Subsidiaries.

“Subsidiary” means any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions are at the time directly or indirectly owned by the Company, other than any such corporation or other entity that is an Exempt Subsidiary.

“Syndication Agent” means JPMorgan Chase Bank in its capacity as Syndication Agent in respect of this Agreement.

“Taxes” has the meaning set forth in Section 8.03.

“Total Commitments” means, at the time for any determination thereof, the aggregate of the Commitments of the Banks.

“Total Usage” means, as to any Bank at any time of determination, the sum of (i) the aggregate principal amount of all Committed Loans by such Bank at such time outstanding and (ii) the product derived by multiplying (a) the aggregate principal amount of all Competitive Bid Loans at such time outstanding and (b) such Bank’s Percentage.

“Tranche” means (i) a group of Competitive Bid Loans borrowed on the same date for the same Interest Period and (ii) a group of Eurodollar Loans which are Committed Loans having the same Interest Period.

“United States” means the United States of America, including the States and the District of Columbia, but excluding the Commonwealths, territories and possessions of the United States.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the present value of all benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or an appointed trustee under Title IV of ERISA.

Section 1.02. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time applied on a basis consistent (except for changes concurred in by the Company’s independent public accountants) with the most recent audited consolidated financial statements of the Company and its Consolidated Subsidiaries delivered to the Banks; provided that, if the Company notifies the Syndication Agent that the Company wishes to amend any covenant contained in Article 5 to eliminate the effect of any change after the date hereof in generally accepted accounting principles (which, for purposes of this proviso shall include the generally accepted application or interpretation thereof) on the operation of such covenant (or if the Syndication Agent notifies the Company that the Required Banks wish to amend any such covenant for such purpose), then the Company’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles is adopted by the Company, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Banks.

ARTICLE 2

THE CREDITS

Section 2.01. The Committed Loans. On or after the Effective Date each of the Banks severally agrees, upon the terms and conditions of this Agreement, to make Loans to the Company under this Section 2.01 from time to time prior to the Commitment Termination Date or the termination in full of such Bank’s Commitment, whichever is earlier, such that the Total Usage of such Bank shall at no time exceed such Bank’s Commitment in effect at such time. No more than twelve Tranches of Eurodollar Loans and Competitive Bid Loans (as set forth in Section 2.03(b) below) shall be outstanding at any time. Within such limits, the Company may borrow, repay and reborrow under this Section 2.01 Each borrowing from the Banks shall be in an aggregate amount of not less than $10,000,000 and in multiples of $1,000,000.

Section 2.02. Method of Committed Borrowing. The Company shall give the Administrative Agent written or telephonic notice (a “Notice of Committed Borrowing”) no later than 1:00 p.m. (New York time) or, with respect to any Base Rate Loan, 11:00 a.m. (New York time) (i) at least three Eurodollar Business Days before the date of each borrowing hereunder on the basis of the Eurodollar Rate (or at least four Eurodollar Business Days before the date of a borrowing hereunder with an Interest Period of twelve months in accordance with Section 2.08(b)) or, (ii) on the day of each borrowing hereunder on the basis of the Base Rate, specifying in each case the date of such borrowing, which shall be a Domestic Business Day in the case of a Base Rate Loan or a Eurodollar Business Day in the case of a Eurodollar Loan, the amount to be borrowed, any election as between the Base Rate and the Eurodollar Rate, and, if the Eurodollar Rate is elected, a selection of the applicable Interest Period. A written Notice of Committed Borrowing shall be executed by an officer or a Designated Representative and shall be substantially in the form of Exhibit A hereto. A telephonic notice hereunder may only be provided by an officer or a Designated Representative, such notice to be promptly followed by a written Notice of Committed Borrowing executed as set forth above.

Section 2.03. Competitive Bid Borrowings. (a) In addition to Committed Loans pursuant to Section 2.01 the Company may, as set forth in this Section 2.03 from time to time prior to the Commitment Termination Date or earlier termination of the Commitments, request the Banks to make offers to make Competitive Bid Loans to the Company, but only to the extent that, after giving effect thereto, the Total Usage of all Banks does not exceed the Total Commitments. Such Banks may, but shall have no obligation to, make such offers and the Company may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b) When the Company wishes to request offers to make Competitive Bid Loans under this Section, it shall transmit to the Administrative Agent by facsimile transmission a Competitive Bid Quote Request so as to be received no later than 1:00 p.m. (New York time) on (x) the fourth Eurodollar Business Day prior to the date of the Loan proposed therein, in the case of a Eurodollar Auction or (y) the Domestic Business Day next preceding the date of the Loan proposed therein, in the case of a Rate Auction (or, in either case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Quote Request for the first Eurodollar Auction or Rate Auction for which such change is to be effective) specifying:

(i) the proposed funding date of such Loan, which shall be a Eurodollar Business Day in the case of a Eurodollar Auction or a Domestic Business Day in the case of a Rate Auction,

(ii) the aggregate amount of such Loan, which shall be $10,000,000 or a larger multiple of $1,000,000,

(iii) the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period,

(iv) the interest payment date or dates applicable thereto, and

(v) whether the Competitive Bid Quotes requested are to set forth a Competitive Bid Margin or a Competitive Bid Rate.

The Company may request offers to make Competitive Bid Loans for more than one Interest Period in a single Competitive Bid Quote Request.

(c) Promptly upon receipt of a Competitive Bid Quote Request, the Administrative Agent shall send to the Banks by facsimile transmission an Invitation for Competitive Bid Quotes, which shall constitute an invitation by the Company to each such Bank to submit Competitive Bid Quotes offering to make the Competitive Bid Loans to which such Competitive Bid Quote Request relates in accordance with this Section.

(d) (i) Each Bank may submit a Competitive Bid Quote containing an offer or offers to make Competitive Bid Loans in response to any Invitation for Competitive Bid Quotes. Each Competitive Bid Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by facsimile transmission at its offices specified on the signature pages hereto not later than (x) 10:45 a.m. (New York time) on the third Eurodollar Business Day prior to the proposed date of borrowing, in the case of a Eurodollar Auction or (y) 9:15 a.m. (New York time) on the proposed date of borrowing, in the case of a Rate Auction (or, in either case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Competitive Bid Quote Request for the first Eurodollar Auction or Rate Auction for which such change is to be effective); provided that Competitive Bid Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate in the capacity of a Bank notifies the Administrative Agent of the terms of the offer or offers contained therein not later than 15 minutes prior to the deadline for the other Banks. Subject to Articles 3 and 6, any Competitive Bid Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Company.

(ii) Each Competitive Bid Quote shall specify:

(A) the proposed date of borrowing,

(B) the principal amount of the Competitive Bid Loan for which each such offer is being made, which principal amount (w) may be greater than or less than the Commitment of the quoting Bank, (x) must be $5,000,000 or a larger multiple of $1,000,000, (y) may not exceed the principal amount of Competitive Bid Loans for which offers were requested and (z) may be subject to an aggregate limitation as to the principal amount of Competitive Bid Loans for which offers being made by such quoting Bank may be accepted,

(C) in the case of a Eurodollar Auction, the margin above or below the applicable Eurodollar Rate (the “Competitive Bid Margin”) offered for each such Competitive Bid Loan, expressed as a percentage (specified to the nearest 1/100th of 1%) to be added to or subtracted from such Eurodollar Rate,

(D) in the case of a Rate Auction, the rate of interest per annum (specified to the nearest 1/100th of 1%) (the “Competitive Bid Rate”) offered for each such Competitive Bid Loan, and

(E) the identity of the quoting Bank.

A Competitive Bid Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Competitive Bid Quotes.

(iii) Any Competitive Bid Quote shall be disregarded if it:

(A) is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii);

(B) contains qualifying, conditional or similar language;

(C) proposes terms other than or in addition to those set forth in the applicable Invitation for Competitive Bid Quotes; or

(D) arrives after the time set forth in subsection (d)(i).

(e) The Administrative Agent shall promptly notify the Company of the terms (x) of any Competitive Bid Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Competitive Bid Quote that amends, modifies or is otherwise inconsistent with a previous Competitive Bid Quote submitted by such Bank with respect to the same Competitive Bid Quote Request. Any such subsequent Competitive Bid Quote shall be disregarded by the Administrative Agent unless such subsequent Competitive Bid Quote is submitted solely to correct a manifest error in such former Competitive Bid Quote. The Administrative Agent’s notice to the Company shall specify (A) the aggregate principal amount of Competitive Bid Loans for which offers have been received for each Interest Period specified in the related Competitive Bid Quote Request, (B) the respective principal amounts and Competitive Bid Margins or Competitive Bid Rates, as the case may be, so offered and (C) if applicable, any limitations on the aggregate principal amount of Competitive Bid Loans for which offers in any single Competitive Bid Quote may be accepted.

(f) Not later than (x) 1:00 p.m. (New York time) on the third Eurodollar Business Day prior to the proposed date of borrowing, in the case of a Eurodollar Auction, or (y) 11:00 a.m. (New York time) on the proposed date of borrowing, in the case of a Rate Auction (or, in either case, such other time or date as the Company and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Competitive Bid Quote Request for the first Eurodollar Auction or Rate Auction for which such change is to be effective), the Company shall notify the Administrative Agent by telephonic notice of its acceptance or non-acceptance of the offers so notified to it pursuant to subsection (e). A telephonic notice hereunder may only be provided by an officer or a Designated Representative. In the case of acceptance, such telephonic notice shall be promptly followed by a written notice executed by an officer or a Designated Representative (a “Notice of Competitive Bid Borrowing”), substantially in the form of Exhibit E hereto, specifying the aggregate principal amount of offers for each Interest Period that are accepted. The Company may accept any Competitive Bid Quote in whole or in part; provided that:

(i) the aggregate principal amount of each borrowing of Competitive Bid Loans may not exceed the applicable amount set forth in the related Competitive Bid Quote Request,

(ii) the principal amount of each borrowing of Competitive Bid Loans must be $10,000,000 or a larger multiple of $1,000,000,

(iii) acceptance of offers may only be made on the basis of ascending Competitive Bid Margins or Competitive Bid Rates, as the case may be, and

(iv) the Company may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g) If offers are made by two or more Banks with the same Competitive Bid Margins or Competitive Bid Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Competitive Bid Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers. Determinations by the Administrative Agent of the amounts of Competitive Bid Loans shall be conclusive in the absence of manifest error.

Section 2.04. Notice to Banks; Funding of Loans. (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall give each Bank prompt notice of each such borrowing, specifying the relevant information including such Bank’s portion of such borrowing (if any) and the date on which funds are to be made available. If a Notice of Borrowing is revoked by the Company after receipt thereof by the Administrative Agent, the Company shall be subject to the provisions of Section 2.14.

(b) Not later than 1:00 p.m. (New York time) on the date specified by the Administrative Agent pursuant to Section 2.04(a), each Bank participating therein shall make available its share of such borrowing, in Dollars, in immediately available funds, to the Administrative Agent at its address referred to in Section 9.02. Unless (i) the Administrative Agent has not received a written Notice of Borrowing pursuant to Section 2.02 or 2.03(f) or (ii) the Administrative Agent determines that any applicable condition set forth in Article 3 has not been satisfied, the amounts so received by the Administrative Agent shall be made available immediately upon receipt to the Company by wire transfer in Dollars, in immediately available funds, to an account of the Company maintained at a financial institution located in the United States designated by the Company to the Administrative Agent.

(c) Unless the Administrative Agent shall have received notice from a Bank (x) not later than 1:00 p.m. (New York time) on the date of the borrowing, in the case of Base Rate Loans and (y) at least one Domestic Business Day prior to the date of the borrowing, in the case of any other Loans, that such Bank will not make available to the Administrative Agent such Bank’s share of the borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of the borrowing in accordance with subsection (b) of this Section 2.04 and the Administrative Agent may, in reliance upon such assumption, make available to the Company on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Company severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Company until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan for purposes of this Agreement, and the Company shall not be required to repay such amount pursuant to this subsection (c).

(d) The failure of any Bank to make a Loan required to be made by it as part of any borrowing hereunder shall not relieve any other Bank of its obligation, if any, hereunder to make its Loan on the date of such borrowing, but no Bank shall be responsible for the failure of any other Bank to make the Loan to be made by such other Bank on the date of the borrowing.

(e) If any Bank shall fail to make any Loan (the “Failed Loan”) which such Bank is otherwise obligated hereunder to make to the Company on the date of borrowing thereof and the Administrative Agent shall not have received notice from the Company or such Bank that any condition precedent to the making of the Failed Loan has not been satisfied, then, until such Bank shall have made or be deemed to have made (pursuant to the last sentence of this subsection (e)) the Failed Loan in full or the Administrative Agent shall have received notice from the Company or such Bank that any condition precedent to the Failed Loan was not satisfied at the time the Failed Loan was to have been made, whenever the Administrative Agent shall receive any amount from the Company for the account of such Bank, (i) the amount so received will, upon receipt by the Administrative Agent, be deemed to have been paid to the Bank in satisfaction of the obligation for which paid, without actual disbursement of such amount to the Bank, (ii) the Bank will be deemed to have made the same amount available to the Administrative Agent for disbursement as a Loan to the Company up to the amount of such Failed Loan and (iii) the Administrative Agent will, accordingly, disburse such amount (up to the amount of the Failed Loan) to the Company or, if the Administrative Agent has previously made such amount available to the Company on behalf of such Bank pursuant to the provisions hereof, reimburse itself (up to the amount of the amount made available to the Company); provided, however, that the Administrative Agent shall have no obligation to disburse any such amount to the Company or otherwise apply it or deem it applied as provided herein unless the Administrative Agent shall have determined in its sole discretion that to so disburse such amount will not violate any law, rule, regulation or requirement applicable to the Administrative Agent. Upon any such disbursement by the Administrative Agent, such Bank shall be deemed to have made a Base Rate Loan to the Company in satisfaction, to the extent thereof, of such Bank’s obligation to make the Failed Loan. If and during the time that a Failed Loan shall exist, the Company shall have the right to terminate in full the Commitment of the Bank causing such Failed Loan as provided in Section 9.01(a).

Section 2.05. Conversion/Continuation of Loans. (a) With respect to Committed Loans, the Company shall have the option to (i) convert all or any part of (A) outstanding Base Rate Loans equal to $10,000,000 and multiples of $1,000,000 in excess of that amount to Eurodollar Loans and (B) outstanding Eurodollar Loans equal to $10,000,000 and multiples of $1,000,000 in excess of that amount to Base Rate Loans, or (ii) upon the expiration of any Interest Period applicable to outstanding Eurodollar Loans, to continue all or any portion of such Loans equal to $10,000,000 and multiples of $1,000,000 in excess of that amount as Eurodollar Loans. The Interest Period of any Base Rate Loan or Eurodollar Loan converted to a Fixed Rate Loan pursuant to clause (i) above shall commence on the date of such conversion. The succeeding Interest Period of any Fixed Rate Loan continued pursuant to clause (ii) above shall commence on the last day of the Interest Period of the Loan so continued. Eurodollar Loans may only be converted on the last day of the then current Interest Period applicable thereto or on the date required pursuant to Section 8.02.

(b) The Company shall deliver a written or telephonic notice of such continuation or conversion (a “Notice of Conversion/Continuation”) to the Administrative Agent no later than (y) 1:00 p.m. (New York time) at least three Eurodollar Business Days (four Eurodollar Business Days if the Interest Period is for twelve months) in advance of the date of the proposed conversion to, or continuation of, a Eurodollar Loan, and (z) 11:00 a.m. (New York time) on the day of a conversion to a Base Rate Loan. A written Notice of Conversion/Continuation shall be executed by an officer or a Designated Representative, shall be in substantially the form attached as Exhibit F and shall specify: (i) the proposed conversion/continuation date (which shall be a Eurodollar Business Day in the case of a Eurodollar Loan or a Domestic Business Day in the case of a Base Rate Loan), (ii) the aggregate amount of the Loans being converted/continued, (iii) an election between the Base Rate and the Eurodollar Rate and (iv) in the case of a conversion to, or a continuation of Eurodollar Loans, the requested Interest Period. A telephonic Notice of Conversion/Continuation may only be provided by an officer or a Designated Representative, which notice must be promptly followed by a written Notice of Conversion/Continuation executed as set forth above. Upon receipt of a Notice of Conversion/Continuation, the Administrative Agent shall give each Bank prompt notice of the contents thereof and such Bank’s pro rata share of all conversions and continuations requested therein. If no timely Notice of Conversion/Continuation is delivered by the Company as to any Eurodollar Loan and such Loan is not repaid by the Company at the end of the applicable Interest Period, such Loan shall be converted to a Base Rate Loan.

Section 2.06. Loan Accounts and Notes. (a) Except as provided in subsection (b) below, the Committed Loans and Competitive Bid Loans of each Bank shall be evidenced by a loan account in the Company’s name maintained by such Bank and the Administrative Agent in the ordinary course of business. Such loan account maintained by the Administrative Agent shall be conclusive evidence absent manifest error of the amount of the Loan made by such Bank to the Company, the interest accrued and payable thereon and all interest and principal payments made thereon. Any failure so to record or any error in doing so shall in no way limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to the Loans.

(b) Upon written request made to the Syndication Agent by a Bank, the Company shall deliver to the Syndication Agent for such Bank a single Committed Note and a single Competitive Bid Note, if applicable, evidencing the Committed Loans and the Competitive Bid Loans, respectively, of such requesting Bank, payable to the order of each such Bank for the account of its Applicable Lending Office. Each such Note shall be in substantially the form of Exhibit G-1 or G-2 hereto, as appropriate. Each reference in this Agreement to the “Note” or “Notes” of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

(c) Upon receipt from the Company of the requesting Bank’s Notes, the Syndication Agent shall forward such Notes to such Bank. Such Bank shall record the date and amount of each Loan made by it and the date and amount of each payment of principal made by the Company with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Notes, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that the failure of any Bank that has requested a Note or Notes to make any such recordation or endorsement shall not affect the obligations of the Company hereunder or under the Note(s). Each Bank that receives a Note or Notes from the Company is hereby irrevocably authorized by the Company to so endorse its Note(s) and to attach to and make a part of its Note(s) a continuation of any such schedule as and when required.

Section 2.07. Payment of Principal. (a) Each Committed Loan shall fall due and be paid as to principal (i) on the Commitment Termination Date and (ii) on any date that the aggregate Total Usage of all Banks then outstanding exceeds Total Commitments, but ratably only to the extent of such excess.

(b) Each Competitive Bid Loan shall fall due and be paid as to principal on the last day of the Interest Period applicable to such Loan.

Section 2.08. Interest. Payment of interest on the Loans shall be in accordance with the following:

(a) Interest shall, subject to any decrease or increase pursuant to clause (d) of this Section 2.08, accrue (y) on each Base Rate Loan for each day at a rate per annum equal to the Base Rate for such day and (z) on each Eurodollar Loan for each day during each period commencing on the first day of an Interest Period therefor to but excluding the last day of such Interest Period, at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period plus the Eurodollar Margin for such day, all as selected and specified in a notice to the Administrative Agent furnished pursuant to Section 2.02 or Section 2.05; provided that:

(i) each selection by the Company as between the Base Rate and the Eurodollar Rate shall be made, as among the Banks, pro rata in accordance with their respective Commitments, except as variation from such pro-rationing may be required by virtue of suspension as to a particular Bank of its Commitment to make Eurodollar Loans, as contemplated by Section 8.02(a); and

(ii) subject to the other provisions of this Section 2.08 there may be outstanding hereunder at the same time Committed Loans (or portions thereof) which are Base Rate Loans and other Committed Loans (or portions thereof) which are Eurodollar Loans.

(b) If requested to do so by the Company, through the Administrative Agent, at least six Eurodollar Business Days before the beginning of any Interest Period applicable to a Eurodollar Loan, each Bank will advise the Company, through the Administrative Agent, before 10:00 a.m. (New York time) four Eurodollar Business Days preceding the beginning of such Interest Period, as to whether such Bank consents to the selection by the Company of a duration of twelve months for such Interest Period. If, but only if, all of the Banks so consent, the Company shall be entitled to select a duration of twelve months for such Interest Period pursuant to Section 2.02 or 2.05.

(c) Interest accrued on a Base Rate Loan shall be paid on each Quarterly Date and on the Commitment Termination Date (or earlier date of termination of the Commitments in their entirety). Interest accrued on a Eurodollar Loan shall be paid (i) on the last day of the Interest Period for such Loan, (ii) in the case of a Eurodollar Loan with an Interest Period of more than three months, at intervals of three months from the first day of such Interest Period and (iii) on the date of any prepayment pursuant to Section 2.09 or conversion pursuant to Section 8.02 (but only to the extent accrued with respect to the amount being prepaid or converted). Interest accrued on a Competitive Bid Loan shall be paid on the last day of the

Interest Period for such Loan, the date of any prepayment pursuant to Section 2.09 or conversion pursuant to Section 8.02 or as provided in the Competitive Bid Quote Request for such Loan.

(d) The Eurodollar Margin shall be determined by reference to the senior unsecured long-term debt ratings of the Company by S&P and Moody’s, as specified on Schedule I hereto. Any change in the Eurodollar Margin shall become effective on the day on which such a Rating Agency shall publicly announce a change in such rating.

(e) Subject to Section 8.02, each Competitive Bid Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the Eurodollar Rate for such Interest Period (determined as if the Competitive Bid Eurodollar Loan were a Eurodollar Loan) plus (or minus) the Competitive Bid Margin quoted by the Bank making such Loan in accordance with Section 2.03. Each Competitive Bid Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Competitive Bid Rate quoted by the Bank making such Loan in accordance with Section 2.03.

(f) Interest on past-due principal and interest shall accrue at the Post-Default Rate during the period from and including the due date thereof to but excluding the date that such amount is paid and shall be payable on demand.

(g) The Administrative Agent shall determine, in accordance with the provisions of this Agreement, each Base Rate and Eurodollar Rate applicable to the Loans hereunder. The Administrative Agent shall give prompt notice to the Company and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

(h) Interest on Fixed Rate Loans and Base Rate Loans (if the Federal Funds Rate is the basis for the effective rate of interest) shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed, calculated as to each Interest Period (or period ending on a repayment date or date of conversion to a Eurodollar Loan or prepayment date selected pursuant to Section 2.09 or required pursuant to Section 8.02) from and including the first day thereof to but excluding the last day thereof. Interest on Base Rate Loans (if the Prime Rate is the effective rate of interest) shall be computed on the basis of a year of 365 or 366 days, as the case may be, and paid for the actual number of days elapsed, calculated from and including the date of such Base Rate Loan to but excluding the date of repayment or conversion of such Loan to a Fixed Rate Loan.

Section 2.09. Optional Prepayments. (a) The Company may, upon notice to the Administrative Agent not later than 11:30 a.m. (New York time) on the date of such prepayment, prepay Base Rate Loans (without penalty or premium), or any Competitive Bid Loan bearing interest at the Base Rate pursuant to Section

8.02 (without penalty or premium), in whole at any time, or from time to time in part in amounts aggregating not less than $10,000,000.

(b) Subject to Section 2.14, the Company may, upon at least three Eurodollar Business Days’ notice to the Administrative Agent, prepay Eurodollar Loans, in whole at any time, or from time to time in part in amounts aggregating not less than $10,000,000, by paying the principal amount to be prepaid together with accrued interest thereon to the date of prepayment.

(c) Except as provided in subsection (a) above, the Company may not prepay all or any portion of the principal amount of any Competitive Bid Loan prior to the maturity thereof.

(d) Upon receipt of a notice of prepayment, the Administrative Agent shall give each Bank prompt notice of the contents thereof and the amount of such Bank’s Loans being prepaid pursuant thereto.

Section 2.10. General Provisions as to Payments. (a) All payments by the Company of principal, interest, Facility Fee and other charges under this Agreement shall be made not later than 2:00 p.m. (New York time) on the date when due, in Dollars, in immediately available funds, without set-off, counterclaim or deduction, to the Administrative Agent at its address referred to in Section 9.02. If a Fed-Wire reference or tracer number for any such payment has been received, from the Company or otherwise, by the Administrative Agent by that time the Company will not be penalized for a payment received after 2:00 p.m. (New York time). The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans, the Competitive Bid Rate Loans or of the Facility Fee or any other amounts payable to the Banks hereunder shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Eurodollar Loans or the Competitive Bid Eurodollar Loans shall be due on a day which is not a Eurodollar Business Day, the date for payment thereof shall be extended to the next succeeding Eurodollar Business Day unless such Eurodollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Eurodollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b) Unless the Administrative Agent shall have received notice from the Company prior to the date on which any payment is due to the Banks hereunder that the Company will not make such payment in full, the Administrative Agent may assume that the Company has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Company shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

Section 2.11. Fees. (a) Commencing on the Effective Date, the Company agrees to pay to the Banks a facility fee (the “Facility Fee”) on the daily actual aggregate amount of the Facility Fee Base at a rate per annum determined by reference to the senior unsecured long-term debt ratings of the Company by S&P and Moody’s, as specified on Schedule I hereto. Any change in the Facility Fee shall become effective on the day on which such a Rating Agency publicly announces a change in such rating. Notwithstanding the foregoing, Facility Fees in respect of the Facility Fee Base, as defined below, of any Bank shall cease to accrue, and accrued but unpaid Facility Fees shall be payable, on the date (if any) on which such Bank’s Facility Fee Base is reduced to zero pursuant hereto. For this purpose the “Facility Fee Base” is the aggregate amount of the Credit Exposures; provided that following termination of the Commitments, the Facility Fee Base at any date shall not include any principal amounts bearing interest at such date at the Post Default Rate.

(b) Facility Fees payable pursuant to this Section 2.11 shall be computed on the basis of a year of 365 days (or 366 days in a leap year) for the actual number of days elapsed. Facility Fees shall be payable in arrears on each Quarterly Date during the period from and including the Effective Date to but excluding the date the Facility Fee Base is reduced to zero and on the date the Facility Fee Base is reduced to zero and shall be paid by the Company to the Administrative Agent for the account of the Banks.

Section 2.12. Reduction or Termination of Commitments. The Company shall have the right at any time or from time to time, upon not less than three Domestic Business Days’ prior written notice to the Administrative Agent, to terminate the Commitments of the Banks, in whole or in part, provided that each partial termination shall be in an aggregate amount of not less than $25,000,000 and a multiple of $5,000,000, and shall reduce the Commitments of the applicable Banks proportionately (the signature pages hereto shall be deemed to be amended to reflect the reduction in such Commitment); and provided further that after giving effect to any such termination or reduction and any prepayment or repayment of the Loans on or before the effective date thereof, the Total Usage of each Bank shall not exceed its Commitment as so reduced (or shall be zero in the case of the termination of the Commitments). The Administrative Agent shall give prompt written notice to each Bank of each such reduction or termination. The Commitment of a Bank may also be terminated under the provisions of Section 9.01(a).

Section 2.13. Lending Offices. Each Loan shall be made and maintained by the Applicable Lending Office of each respective Bank. Subject to the provisions of Sections 8.01, 8.02 and 9.08(d), each Bank may transfer any Loan to or designate a different office of itself or any subsidiary or affiliate and such office shall thereupon become an Applicable Lending Office.

Section 2.14. Reimbursement. The Company shall reimburse each Bank for all reasonable out-of-pocket costs and expenses, including the cost of any liquidation and redeployment of funds borrowed by such Bank (but excluding loss of margin for the period after any payment, conversion or failure to borrow, convert or continue as described herein), in the event that the Company makes any payment of principal with respect to, or converts, any Fixed Rate Loan on any day other than the last day of an Interest Period applicable thereto (pursuant to Section 2.09 or otherwise) or any borrowing, conversion, continuation or prepayment notified to the Banks pursuant to Section 2.02, 2.03, 2.05 or 2.09(b) relative to Fixed Rate Loans shall not be consummated because of the Company’s failure to satisfy one or more of the applicable conditions precedent in Article 3 or because the Company fails to borrow, convert, continue or prepay at the specified time. Any Bank requesting reimbursement from the Company for such costs and expenses pursuant to this Section 2.14 shall provide the Company through the Administrative Agent with the calculation of the amount of such costs and expenses in reasonable detail.

ARTICLE 3

CONDITIONS

Section 3.01. Conditions to Effectiveness. The Commitments shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 9.07):

(a) Counterparts. The Administrative Agent and the Syndication Agent shall have received counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, telegraphic, telex, facsimile transmission or other written confirmation from such party of execution of a counterpart hereof by such party).

(b) Account. The Company shall have designated in writing to the Administrative Agent its account pursuant to Section 2.04(b).

(c) Signatures. The Company shall have certified the name and signature of each officer authorized to sign this Agreement and any Notes on its behalf and each Designated Representative authorized to give Notices of Borrowing or give Notices of Conversion/Continuation under this Agreement. The Banks may conclusively rely on such certification until they respectively receive notice in writing to the contrary.

(d) Opinion of Company Counsel. The Administrative Agent and the Syndication Agent shall have received (i) an opinion of King & Spalding, special counsel for the Company, substantially in the form of Exhibit H-1 hereto, and (ii) an opinion of the General Counsel, the Associate General Counsel or an Assistant General Counsel of the Company, substantially in the form of Exhibit H-2 hereto; the Company hereby expressly instructs each such counsel to prepare such opinion for the benefit of the Agents and the Banks.

(e) Opinion of Bank Counsel. The Administrative Agent and the Syndication Agent shall have received an opinion of Davis Polk & Wardwell, special counsel for the Agents, substantially in the form of Exhibit I hereto.

(f) Proof of Corporate Action. The Company shall have delivered copies certified by (i) its Secretary or an Assistant Secretary of its Charter and Bylaws and of all corporate action taken by the Company to authorize the execution, delivery and performance of this Agreement and the Notes and the borrowing hereunder.

(g) Fees. The Banks and the Agents shall have received the fees, as otherwise agreed to by them and the Company, then or theretofore payable.

(h) Existing Credit Agreement. Each of the Administrative Agent and the Syndication Agent shall have received evidence satisfactory to it of the payment of all principal and interest on any loans outstanding under, and of all other amounts payable under, the Existing Credit Agreement;

provided that this Agreement shall not become effective or be binding unless all of the foregoing conditions are satisfied no later than July 30, 2004. The Administrative Agent shall promptly notify the Company and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto. The Banks that are parties to the Existing Credit Agreement, comprising the “Required Banks” as defined in the Existing Credit Agreement, and the Company agree to eliminate the requirement under Section 2.12 of the Existing Credit Agreement that notice of optional termination of the commitments thereunder be given three Domestic Business Days in advance, and further agree that the commitments under the Existing Credit Agreement shall terminate in their entirety simultaneously with and subject to the effectiveness of this Agreement and that the Company shall be obligated to pay the accrued facility fees thereunder to but excluding the date of such effectiveness.

Section 3.02. Conditions to All Loans. The obligation of each Bank to make each Loan to be made by it on or after the Effective Date (including the initial Loan) is subject to the following conditions precedent:

(a) Events of Default, etc. No Event of Default shall have occurred and be continuing; and except as otherwise described by the Company in a writing to the Syndication Agent and waived by the Required Banks, the representations of the Company in Article 4 (other than Sections 4.04(c), 4.05, 4.11 and 4.12) shall be true on and as of the date of such Loan with the same force and effect as if made on and as of such date. Notwithstanding the foregoing, for purposes of the representations of the Company in Article 4 in respect of any Loans to be made on the Effective Date, the limitation in the parenthetical included in the previous sentence shall not apply.

(b) Company Representation. Each Notice of Borrowing or Notice of Issuance given by the Company shall constitute a representation by the Company as to the satisfaction in respect of such borrowing or issuance of the conditions referred to in Section 3.02(a).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants that:

Section 4.01. Corporate Existence and Power. Each of the Company and its Restricted Subsidiaries is a corporation duly organized and validly existing under the laws of the state of its incorporation without limitation on the duration of its existence, is in good standing therein, and is duly qualified to transact business in all jurisdictions where such qualification is necessary, except for such jurisdictions where the failure to be so qualified or licensed will not be reasonably likely to have a Material Adverse Effect; the Company has corporate power to enter into and perform this Agreement; and the Company has the corporate power to borrow Loans and issue Notes as contemplated by this Agreement.

Section 4.02. No Contravention. The execution and delivery by the Company of this Agreement and any Notes and the performance by the Company of its respective obligations under this Agreement and any Notes, do not contravene, or constitute a default under, any provision of applicable law or regulation or such corporation’s Charter or Certificate of Incorporation, as the case may be, or Bylaws or any indenture, agreement, instrument, judgment or order to which the Company is a party or by which it or any of its material assets or properties may be bound or affected which would be reasonably likely to have a Material Adverse Effect.

Section 4.03. Corporate Authorization; Binding Effect. The Company has taken all corporate action necessary to authorize its execution and delivery of this Agreement and any Notes and the consummation of the transactions contemplated hereby; this Agreement and any Notes constitute the valid and binding agreements of the Company enforceable against the Company in accordance with their respective terms, except to the extent limited by bankruptcy, reorganization, insolvency, moratorium and other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general equitable principles.

Section 4.04. Financial Information. (a) The consolidated balance sheets of the Company and its Consolidated Subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of earnings, stockholders’ equity, and cash flows for each of the years then ended, audited by Ernst & Young LLP and set forth in the Company’s 2003 Form 10-K, a copy of which has been made available to each of the Banks, present fairly, in all material respects, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such dates and the consolidated results of their operations and their cash flows for each of the years then ended in conformity with generally accepted accounting principles.

(b) The unaudited consolidated balance sheet of the Company and its Consolidated Subsidiaries as of March 31, 2004 and the related unaudited consolidated statements of income and cash flows for the three months then ended, set forth in the Company’s March 31, 2004 Form 10-Q, a copy of which has been made available to each of the Banks, present fairly, in all material respects, on a basis consistent with the financial statements referred to in subsection (a) of this Section, the consolidated financial position of the Company and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such nine-month period (subject to normal year end adjustments).

(c) Since December 31, 2003, there has occurred no change in the consolidated financial condition of the Company and its Consolidated Subsidiaries which would be reasonably likely to have a Material Adverse Effect.

Section 4.05. Litigation; Taxes. (a) There are no suits, actions or proceedings pending, or to the knowledge of any member of the Company’s legal department threatened, against or affecting the Company or any Subsidiary, the adverse determination of which is reasonably likely to occur, and if so adversely determined would be reasonably likely to have a Material Adverse Effect.

(b) The Company and each Subsidiary have filed all material tax returns which to the knowledge of any member of the Company’s tax department were required to be filed and have paid or have adequately provided for all taxes shown thereon to be due, including interest and penalties, except for (i) those not yet delinquent, (ii) those the nonpayment of which would not be reasonably likely to have a Material Adverse Effect and (iii) those being contested in good faith and adequately covered by reserves.

Section 4.06. Margin Regulations. No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U.

Section 4.07. Governmental Approvals. No consent, approval, authorization, permit or license from, or registration or filing with, any Governmental Authority is required in connection with the making of this

Agreement, with the exception of routine periodic filings made under the Exchange Act and the filing of International Capital Form CQ-1’s.

Section 4.08. Pari Passu Obligations. Under applicable United States laws (including state and local laws) in force at the date hereof, the claims and rights of the Banks and the Agents against the Company under this Agreement and the Notes will not be subordinate to, and will rank at least pari passu with, the claims and rights of any other unsecured creditors of the Company (except to the extent provided by bankruptcy, reorganization, insolvency, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and by general principles of equity).

Section 4.09. No Defaults. The payment obligations of the Company and the Restricted Subsidiaries in respect of any Material Debt are not overdue.

Section 4.10. Full Disclosure. All information furnished to the Banks in writing prior to the date hereof in connection with the transactions contemplated hereby does not, collectively, contain any misstatement of a material fact or omit to state a fact necessary to make the statements contained therein, in the light of the circumstances under which they were made, not misleading in any material respect on and as of the date hereof.

Section 4.11. ERISA. Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in substantial compliance in all material respects with the presently applicable material provisions of ERISA and the Internal Revenue Code with respect to each Plan. No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or made any amendment to any Plan which, in either case has resulted or could result in the imposition of a material Lien or the posting of a material bond or other material security under ERISA or the Internal Revenue Code or (iii) incurred any material liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Section 4.12. Environmental Matters. The financial statements described in Section 4.04 provide certain information regarding the current and potential obligations arising from various consent decrees, cleanup and abatement orders, and current or potential proceedings pertaining to actual or alleged soil and water contamination, disposal of hazardous wastes, and other environmental matters related to properties currently owned by the Company or its Restricted Subsidiaries, previously owned properties, and other properties. Since December 31, 2003, environmental matters have not caused any material adverse change in the consolidated financial condition of the Company and the Consolidated Subsidiaries from that shown by such financial statements.

In the ordinary course of business, the ongoing operations of the Company and its Restricted Subsidiaries are reviewed from time to time to determine compliance with applicable Environmental Laws. Based on these reviews, to the knowledge of the Company, ongoing operations at the Principal Properties are currently being conducted in substantial compliance with applicable Environmental Laws except to the extent that noncompliance would not be reasonably likely to result in a material adverse change in the consolidated financial condition of the Company and the Consolidated Subsidiaries.

ARTICLE 5

COVENANTS

From the Effective Date and so long as any Bank has any Credit Exposure under this Agreement, the Company agrees that, unless the Required Banks shall otherwise consent in writing:

Section 5.01. Information. The Company will deliver to the Administrative Agent for each of the Banks:

(a) as soon as available and in any event within 60 days after the end of each of its first three quarterly accounting periods in each fiscal year, consolidated statements of earnings and cash flows of the Company and the Consolidated Subsidiaries for the period from the beginning of such fiscal year to the end of such fiscal period and the related consolidated balance sheet of the Company and the Consolidated Subsidiaries as at the end of such fiscal period, all in reasonable detail (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection);

(b) as soon as available and in any event within 120 days after the end of each fiscal year, consolidated statements of earnings and cash flows of the Company and the Consolidated Subsidiaries for such year and the related consolidated balance sheets of the Company and the Consolidated Subsidiaries as at the end of such year, all in reasonable detail and accompanied by an opinion of independent public accountants of recognized standing selected by the Company as to such consolidated financial statements (it being understood that delivery of such statements as filed with the Securities and Exchange Commission shall be deemed to satisfy the requirements of this subsection);

(c) promptly after their becoming available:

(i) copies of all financial statements, stockholder reports and proxy statements that the Company shall have sent to its stockholders generally; and

(ii) copies of all registration statements filed by the Company under the Securities Act of 1933, as amended (other than registration statements on Form S-8 or any registration statement filed in connection with a dividend reinvestment plan), and regular and periodic reports, if any, which the Company shall have filed with the Securities and Exchange Commission (or any governmental agency or agencies substituted therefor) under Section 13 or Section 15(d) of the Exchange Act, or with any national or international securities exchange (other than those on Form 11-K or any successor form);

(d) from time to time, with reasonable promptness, but subject to restrictions imposed by applicable security clearance regulations, such further information regarding the business and financial condition of the Company and its Subsidiaries as any Bank may reasonably request through the Syndication Agent;

(e) prompt notice of the occurrence of any Default; and

(f) prompt notice of all litigation and of all proceedings before any governmental or regulatory agency pending (or, to the knowledge of the General Counsel of the Company, threatened) and affecting the Company or any Restricted Subsidiary, except litigation or proceedings which, the adverse determination of which is not reasonably likely to occur, or which, if so adversely determined, would not be reasonably likely to result in a Material Adverse Effect.

Each set of financial statements delivered pursuant to clause (a) or clause (b) of this Section 5.01 shall be accompanied by a certificate in the form attached hereto as Exhibit J signed by a financial officer of the Company (i) stating that such officer has no knowledge, except as specifically stated, of any Default and (ii) including the computations showing whether the Company was, at the end of the relevant fiscal period, in compliance with the provisions of Section 5.09).

Information required to be delivered pursuant to clauses (a), (b) or (c) above which is filed by the Company with the Securities and Exchange Commission shall be deemed to have been delivered (x) in the case of clauses (a) and (b), on the date when so filed (it being understood that deemed delivery does not affect the requirement of a certificate as set forth in the preceding paragraph) and (y) in the case of clause (c), on the date on which the Company provides notice to the Administrative Agent (which shall promptly advise the Banks of such notice) that such information has been posted on the Company’s website on the Internet at the website address listed on the signature pages hereof, at sec.gov/edaux/searches.htm or at another website identified in such notice and accessible by the Banks without charge; provided that (i) such notice may be included in a certificate delivered pursuant to the preceding paragraph and (ii) the Company shall deliver paper copies of the information referred to in clauses (a), (b) or (c) to the Administrative Agent for any Bank which requests such delivery.

Section 5.02. Payment of Obligations. The Company will pay and discharge, and will cause each Restricted Subsidiary to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any property belonging to it, prior to the date on which penalties attach thereto, and all lawful material claims which, if unpaid, might become a Lien upon the property of the Company or such Restricted Subsidiary; provided that neither the Company nor any such Restricted Subsidiary shall be required to pay any such tax, assessment, charge, levy or claim (i) the payment of which is being contested in good faith and by proper proceedings, (ii) not yet delinquent or (iii) the non-payment of which, if taken in the aggregate, would not be reasonably likely to result in a Material Adverse Effect.

Section 5.03. Insurance. The Company will maintain, and will cause each Restricted Subsidiary to maintain, insurance from responsible companies in such amounts and against such risks as is customarily carried by owners of similar businesses and properties in the same general areas in which the Company or such Restricted Subsidiary operates or, to the customary extent, self-insurance.

Section 5.04. Maintenance of Existence. The Company will preserve and maintain, and will cause each Restricted Subsidiary to preserve and maintain, its corporate existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business, and conduct its business in an orderly, efficient and regular manner. Nothing herein contained shall prevent the termination of the business or corporate existence of any Subsidiary which in the judgment of the Company is no longer necessary or desirable, a merger or consolidation of a Subsidiary into or with the Company (if the Company is the surviving corporation) or another Subsidiary or any merger, consolidation or transfer of assets permitted by Section 5.07, as long as immediately after giving effect to any such transaction, no Default shall have occurred and be continuing.

Section 5.05. Maintenance of Properties. The Company will keep, and will cause each Restricted Subsidiary to keep, all of its properties necessary, in the judgment of the Company, in its business in good working order and condition, ordinary wear and tear excepted. Nothing in this Section 5.05 shall prevent the Company or any Restricted Subsidiary from discontinuing the operation or maintenance, or both the operation and maintenance, of any properties of the Company or any such Restricted Subsidiary if such discontinuance is, in the judgment of the Company (or such Restricted Subsidiary), desirable in the conduct of its business.

Section 5.06. Compliance with Laws. The Company will comply, and will cause each Restricted Subsidiary to comply, with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, a breach of which would be reasonably expected to have a Material Adverse Effect, except where contested in good faith and by proper proceedings.

Section 5.07. Mergers, Consolidations and Sales of Assets. (a) The Company shall not consolidate with or merge into any other Person or convey or transfer its properties and assets substantially as an entirety to any Person, unless:

(i) the Company or another solvent corporation that is incorporated under the laws of the United States, any state thereof or the District of Columbia is the surviving corporation of any such consolidation or merger or is the Person that acquires by conveyance or transfer the properties and assets of the Company substantially as an entirety;

(ii) if a Person other than the Company is the surviving corporation as described in subsection (i) above or is the Person that acquires the property and assets of the Company substantially as an entirety, it shall expressly assume the performance of every covenant of this Agreement and of the Notes on the part of the Company, as the case may be, to be performed or observed;

(iii) immediately after giving effect to such transaction, no Default shall have occurred and be continuing; and

(iv) if the Company is not the surviving corporation, the Company has delivered to the Syndication Agent an Officer’s Certificate and a legal opinion of its General Counsel, Associate General Counsel or Assistant General Counsel, upon the express instruction of the Company for the benefit of the Syndication Agent and the Banks, each stating that such transaction complies with this Section and that all conditions precedent herein provided for relating to such transaction have been complied with.

(b) Upon any consolidation by the Company with, or merger by the Company into, any corporation described in Section 5.07(a)(i) or any conveyance or transfer of the properties and assets of the Company substantially as an entirety to any corporation described in Section 5.07(a)(i), such corporation into which the Company is merged or consolidated or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of the Company, under this Agreement with the same effect as if such corporation had been named as the Company, herein, and thereafter, in the case of a transfer or conveyance permitted by Section 5.07(a), the Company, shall be relieved of all obligations and covenants under this Agreement and the Notes.

Section 5.08. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, create or suffer to exist any Lien upon any of its assets, now owned or hereafter acquired, securing any Debt; provided, however, that the foregoing restrictions shall not apply to:

(a) Liens on any assets owned by the Company or any Restricted Subsidiary existing at the date of this Agreement;

(b) Liens on assets of a corporation or other entity existing at the time such corporation or other entity is merged into or consolidated with the Company or a Restricted Subsidiary (to the extent applicable, in accordance with Section 5.07) or at the time of a purchase, lease or other acquisition of the assets of a corporation or other entity as an entirety or substantially as an entirety by the Company or a Restricted Subsidiary, whether or not any indebtedness secured by such Liens is assumed by the Company or such Restricted Subsidiary;

(c) Liens on assets of a corporation or other entity existing at the time such corporation or other entity becomes a Restricted Subsidiary;

(d) Liens securing Debt of a Restricted Subsidiary owing to the Company or to another Restricted Subsidiary;

(e) materialmen’s, suppliers’, tax or other similar Liens arising in the ordinary course of business securing obligations which are not overdue or are being contested in good faith by appropriate proceedings; and Liens arising by operation of law in favor of any lender to the Company or any Restricted Subsidiary in the ordinary course of business constituting a banker’s lien or right of offset in moneys of the Company or a Restricted Subsidiary deposited with such lender in the ordinary course of business;

(f) Liens on assets existing at the time of acquisition of such assets by the Company or a Restricted Subsidiary, or Liens to secure the payment of all or any part of the purchase price of assets upon the acquisition of such assets by the Company or a Restricted Subsidiary or to secure any Debt incurred or guaranteed by the Company or a Restricted Subsidiary prior to, at the time of, or within one year after the later of the acquisition, completion of construction (including any improvements on an existing asset) or commencement of full operation of such asset, which Debt is incurred or guaranteed for the purpose of financing all or any part of the purchase price thereof or construction or improvements thereon, and which Debt may be in the form of obligations incurred in connection with industrial revenue bonds or similar financings and letters of credit issued in connection therewith; provided, however, that in the case of any such acquisition, construction or improvement the Lien shall not apply to any asset theretofore owned by the Company or a Restricted Subsidiary, other than, in the case of any such construction or improvement, any theretofore unimproved real property on which the property so constructed or the improvement made is located;

(g) Liens in favor of any customer (including any Governmental Authority) to secure partial, progress, advance or other payments or performance pursuant to any contract or statute or to secure any related indebtedness or to secure Debt guaranteed by a Governmental Authority;

(h) Liens on cash or certificates of deposit or other bank obligations in an amount substantially equal in value (at the time such Liens are created) to, and securing, indebtedness in an aggregate principal amount not in excess of $300,000,000 (or the equivalent amount in a different currency);

(i) Liens equally and ratably securing the Loans and such Debt; provided that the Required Banks may, in their sole discretion, refuse to take any Lien on any asset (which refusal will not limit the Company’s or any Restricted Subsidiary’s ability to incur a Lien otherwise permitted by this Section 5.08(i)); such Lien may equally and ratably secure the Loans and any other obligation of the Company or any of its Subsidiaries, other than an obligation that is subordinated to the Loans;

(j) any extension, renewal or replacement (or successive extensions, renewals or replacements) in whole or in part of any Lien referred to in the foregoing; provided, however, that the principal amount of Debt secured thereby shall not exceed the principal amount of Debt so secured at the time of such extension, renewal or replacement, and that such extension, renewal or replacement shall be limited to all or part of the asset which secured the Lien so extended, renewed or replaced (plus improvements and construction on such asset); and

(k) Liens securing Debt in an aggregate amount that, together with all other Debt of the Company and its Restricted Subsidiaries that is secured by Liens not otherwise permitted under subsections (a) through (j) above (if originally issued, assumed or guaranteed at such time), does not at the time exceed the greater of 10% of Stockholders’ Equity as of the end of the fiscal quarter preceding the date of determination or $1,000,000,000. For purpose of this Section 5.08(k), the term “Consolidated Subsidiaries” in the definition of Stockholders’ Equity includes any Exempt Subsidiaries.

This covenant shall not apply to any “margin stock” within the meaning of Regulation U in excess of 25% in value of the assets covered by this covenant. For the avoidance of doubt, the creation of a security interest arising solely as a result of, or the filing of UCC financing statements in connection with, any sale by the Company or any of its Subsidiaries of accounts receivable not prohibited by Section 5.07 shall not constitute a Lien prohibited by this covenant.

Section 5.09. Leverage Ratio. The Company will not permit, as of the last day of any fiscal quarter, the ratio of (a) Debt to (b) the sum of Debt and Stockholders’ Equity, each, on a consolidated basis to exceed 65.0%. For purposes of this Section 5.09, (i) the term “Consolidated Subsidiaries” in the definitions of Debt and Stockholders’ Equity includes any Exempt Subsidiaries, and (ii) Debt will exclude up to (x) $150,000,000 of Debt of Lockheed Martin Finance Corporation and (y) $500,000,000 of Debt consisting of guarantees.

Section 5.10. Use of Facility. The Company will use the proceeds of the Loans for any lawful corporate purposes.

ARTICLE 6

DEFAULTS

Section 6.01. Events of Default. If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a) the Company shall fail to pay the principal of any Loan when due;

(b) the Company shall fail to pay within 5 days of the due date thereof any Facility Fee or any interest on any Loan;

(c) the Company shall fail to pay within 30 days after written request for payment by any Bank acting through the Administrative Agent any other amount payable under this Agreement;

(d) the Company shall fail to observe or perform any agreement contained in Sections 5.07 through 5.09;

(e) the Company shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clauses (a) through (d) above) for 30 days after written notice thereof has been given to the Company by the Syndication Agent at the request of the Required Banks;

(f) any representation or warranty made by the Company in Article 4 of this Agreement or any certificate or writing furnished pursuant to this Agreement shall prove to have been incorrect in any material respect when made and such deficiency shall remain unremedied for 5 days after written notice thereof shall have been given to the Company by the Syndication Agent at the request of the Required Banks;

(g) any Material Debt shall become due before stated maturity by the acceleration of the maturity thereof by reason of default, or any Material Debt shall become due by its terms and shall not be paid and, in any case aforesaid in this clause (g), corrective action satisfactory to the Required Banks shall not have been taken within 5 days after written notice of the situation shall have been given to the Company by the Syndication Agent at the request of the Required Banks;

(h) the Company or any Restricted Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(i) an involuntary case or other proceeding shall be commenced against the Company or any Restricted Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 90 days; or an order for relief shall be entered against the Company or any Restricted Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(j) a final judgment for the payment of money in excess of $150,000,000 shall have been entered against the Company or any Restricted Subsidiary, and the Company or such Restricted Subsidiary shall not have satisfied the same within 60 days, or caused execution thereon to be stayed within 60 days, and such failure to satisfy or stay such judgment shall remain unremedied for 5 days after notice thereof shall have been given to the Company by the Syndication Agent at the request of the Required Banks;

(k) a final judgment either (1) requiring termination or imposing liability (other than for premiums under Section 4007 of ERISA) under Title IV of ERISA in respect of, or requiring a trustee to be appointed under Title IV of ERISA to administer, any Plan or Plans having aggregate Unfunded Liabilities in excess of $150,000,000 or (2) in an action relating to a Multiemployer Plan involving a current payment obligation in excess of $150,000,000, which judgment, in either case, has not been satisfied or stayed within 60 days and such failure to satisfy or stay is unremedied for 5 days after notice thereof shall have been given to the Company by the Syndication Agent at the request of the Required Banks;

(l) individuals who as of the Effective Date constituted the Company’s Board of Directors (together with any new director whose election by the Board of Directors or whose nomination for election by the stockholders of the Company was approved by a vote of at least two-thirds of the directors then in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the directors then in office;

(m) any person or group of persons (within the meaning of Section 13 or 14 of the Exchange Act) (other than an employee benefit or stock ownership plan of the Company or any of its Subsidiaries) shall have acquired, directly or indirectly, shares of capital stock (whether common or preferred or a combination thereof) having ordinary voting power to elect a majority of the members of the Board of Directors of the Company;

then, and in every such event, the Syndication Agent shall, if requested by the Required Banks, (i) by notice to the Administrative Agent and the Company terminate the Commitments and they shall thereupon terminate, and (ii) by notice to the Administrative Agent and the Company declare the Loans, interest accrued thereon and all other amounts payable hereunder to be, and the same shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company; provided that in the event of (A) the filing by the Company of a petition, or (B) an actual or deemed entry of an order for relief with respect to the Company, under the federal bankruptcy laws as now or hereafter in effect, without any notice to the Company or any other act by the Syndication Agent, the Administrative Agent or the Banks, the Commitments shall thereupon terminate and the Loans, interest accrued thereon and all other amounts payable hereunder shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

ARTICLE 7

THE AGENTS

Section 7.01. Appointment and Authorization. Each Bank appoints and authorizes each Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to such Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto; provided, however, that the Agents shall not commence any legal action or proceeding before a court of law on behalf of any Bank without such Bank’s prior consent.

Section 7.02. Agents and Affiliates. Each of Bank of America, N.A. and JPMorgan Chase Bank and their respective affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Company or any Subsidiary or affiliate of the Company as if it were not an Agent hereunder. With respect to its Commitment and Loans made by it, each of Bank of America, N.A. and JPMorgan Chase Bank (and any of their respective successors acting as an Agent), in its capacity as a Bank hereunder, shall have the same rights and obligations hereunder as any other Bank and may exercise (or be subject to) the same as though it were not an Agent. The term “Bank” or “Banks” shall, unless otherwise expressly indicated, include each of Bank of America, N.A. and JPMorgan Chase Bank (and any successor acting as an Agent) in its capacity as a Bank.

Section 7.03. Action by Agents. The obligations of the Agents hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Agents shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

Section 7.04. Consultation with Experts. Each Agent may consult with legal counsel (who may be counsel for the Company), independent public accountants and other experts selected by it and shall not be liable to any Bank for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

Section 7.05. Liability of Agents. No Agent nor any of its directors, officers, agents, or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or such other number or percentage of the Banks as required by the terms of this Agreement) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made by any Person in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Company; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to such Agent; or (iv) the validity, effectiveness (except for its own due execution and delivery) or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. No Agent shall incur any liability by acting in reasonable reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.

Section 7.06. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify each Agent (to the extent not reimbursed by the Company) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such Agent’s gross negligence or willful misconduct) that such Agent may suffer or incur in connection with this Agreement or any action taken or omitted by such Agent hereunder.

Section 7.07. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon either Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon either Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

Section 7.08. Successor Agents. An Agent may resign at any time by giving written notice thereof to the Banks and the Company. Upon any such resignation, the Company shall, with the consent of the Required Banks, have the right to appoint a successor Agent (which may be the other institution then acting as Agent). If no successor Agent shall have been so appointed, and shall have accepted such appointment, within 60 days after the retiring Agent gives notice of resignation, the retiring Agent may, on behalf of the Banks, appoint a successor Agent (which may be the other institution then acting as Agent), which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000; provided that if the retiring Agent shall notify the Company and the Banks that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (i) the retiring Agent shall be discharged from its duties and obligations hereunder and (ii) all payments, communications and determinations provided to be made by, to or through such retiring Agent, including under Section 5.01 hereof, shall instead be made by or to each Bank directly, until such time as the Required Banks appoint a successor Agent as provided for in this Section. Upon the acceptance of its appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder as Agent (if not already discharged therefrom as provided in this Section). After any retiring Agent’s resignation hereunder as an Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was an Agent.

Section 7.09. Agents’ Fees. The Company shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon between the Company and each Agent.

Section 7.10. Documentation Agents. Nothing in this Agreement shall impose upon the Documentation Agents, in such capacity, any duty or obligation whatsoever.

ARTICLE 8

CHANGE IN CIRCUMSTANCES

Section 8.01. Increased Cost and Reduced Return; Capital Adequacy. (a) If after the date hereof, in the case of any Committed Loan, or the date of the related Competitive Bid Quote, in the case of any Competitive Bid Loan, a Change in Law shall impose, modify or deem applicable any reserve, special deposit, assessment or similar requirement (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System pursuant to Regulation D) against assets of, deposits with or for the account of, or credit extended by, any Bank or shall impose on any Bank or the London interbank market any other condition affecting such Bank’s Fixed Rate Loans or its Notes, and the result of any of the foregoing is to increase the cost to such Bank of making or maintaining any such Fixed Rate Loans, or to reduce the amount of any sum received or receivable by such Bank under this Agreement or under its Note, by an amount deemed by such Bank to be material, then, within 15 days after written demand therefor made through the Administrative Agent, in the form of the certificate referred to in Section 8.01(c), the Company shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction; provided that the Company shall not be required to pay any such compensation with respect to any period prior to the 30th day before the date of any such demand.

(b) Without limiting the effect of Section 8.01(a) (but without duplication), if any Bank determines at any time after the date on which this Agreement becomes effective that a Change in Law will have the effect of increasing the amount of capital required to be maintained by such Bank (or its Parent) based on the existence of such Bank’s Loans, Commitment and/or other obligations hereunder, then the Company shall pay to such Bank, within 15 days after its written demand therefor made through the Administrative Agent in the form of the certificate referred to in Section 8.01(c) such additional amounts as shall be required to compensate such Bank for any reduction in the rate of return on capital of such Bank (or its Parent) as a result of such increased capital requirement; provided that the Company shall not be required to pay any such compensation with respect to any period prior to the 30th day before the date of any such demand; provided further, however, that to the extent (i) a Bank shall increase its level of capital above the level maintained by such Bank on the date of this Agreement and there has not been a Change in Law or (ii) there has been a Change in Law and a Bank shall increase its level of capital by an amount greater than the increase attributable (taking into consideration the same variables taken into consideration in determining the level of capital maintained by such Bank on the date of this Agreement) to such Change in Law, the Company shall not be required to pay any amount or amounts under this Agreement with respect to any such increase in capital. Thus, for example, a Bank which is “adequately capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Bank) may not require the Company to make payments in respect of increases in such Bank’s level of capital made under the circumstances described in clause (i) or (ii) above which improve its capital position from “adequately capitalized” to “well capitalized” (as such term or any similar term is used by any applicable bank regulatory agency having authority with respect to such Bank).

(c) Each Bank will promptly notify the Company, through the Administrative Agent, of any event of which it has knowledge, occurring after the date on which this Agreement becomes effective, which will entitle such Bank to compensation pursuant to this Section 8.01 and will designate a different Applicable Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section 8.01 and setting forth the additional amount or amounts to be paid to it hereunder and setting forth the basis for the determination thereof shall be conclusive in the absence of manifest error. In determining such amount, such Bank shall act reasonably and in good faith, and may use any reasonable averaging and attribution methods.

Section 8.02. Illegality. (a) Notwithstanding any other provision herein, if, after the date on which this Agreement becomes effective, a Change in Law shall make it unlawful or impossible for any Bank to (i) honor any Commitment it may have hereunder to make any Eurodollar Loan, then such Commitment shall be suspended, or (ii) maintain any Eurodollar Loan or any Competitive Bid Eurodollar Loan, then all Eurodollar Loans and Competitive Bid Eurodollar Loans of such Bank then outstanding shall be converted into Base Rate Loans as provided in Section 8.02(b), and any remaining Commitment of such Bank hereunder to make Eurodollar Loans (but not other Loans) shall be immediately suspended, in either case until such Bank may again make and/or maintain Eurodollar Loans (as the case may be), and borrowings from such Bank, at a time when borrowings from the other Banks are to be of Eurodollar Loans, shall be made, simultaneously with such borrowings from the other Banks, by way of Base Rate Loans. Upon the occurrence of any such change, such Bank shall promptly notify the Company thereof (with a copy to the Administrative Agent), and shall furnish to the Company in writing evidence thereof certified by such Bank. Before giving any notice pursuant to this Section 8.02, such Bank shall designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Bank, be otherwise disadvantageous to such Bank.

(b) Any conversion of any outstanding Eurodollar Loan or an outstanding Competitive Bid Loan which is required under this Section 8.02 shall be effected immediately (or, if permitted by applicable law, on the last day of the Interest Period therefor).

Section 8.03. Taxes on Payments. (a) All payments in respect of the Loans shall be made free and clear of and without any deduction or withholding for or on account of any present and future taxes, assessments or governmental charges imposed by the United States, or any political subdivision or taxing authority thereof or therein, excluding taxes imposed on a Bank’s net income and franchise taxes (all such non-excluded taxes being hereinafter called “Taxes”), except as expressly provided in this Section 8.03, If any Taxes are imposed and required by law to be deducted or withheld from any amount payable to any Bank, then the Company shall (i) increase the amount of such payment so that such Bank will receive a net amount (after deduction of all Taxes) equal to the amount due hereunder, (ii) pay such Taxes to the appropriate taxing authority for the account of such Bank, and (iii) as promptly as possible thereafter, send such Bank evidence showing payment thereof, together with such additional documentary evidence as such Bank may from time to time require. If the Company fails to perform its obligations under (ii) or (iii) above, the Company shall indemnify such Bank for any incremental taxes, interest or penalties that may become payable as a result of any such failure; provided, however, that the Company will not be required to make any payment to any Bank under this Section 8.03 if withholding is required in respect of such Bank by reason of such Bank’s inability or failure to furnish under subsection (c) a duly completed extension or renewal of a Form W-8BEN or Form W-8ECI (or successor form), as applicable, unless such inability results from an amendment to or a change in any applicable law or regulation or in the interpretation thereof by any regulatory authority (including without limitation any change in an applicable tax treaty), which amendment or change becomes effective after the date hereof.

(b) The Company shall indemnify the Agents and each Bank against any transfer taxes, documentary taxes, assessments or charges made by any Governmental Authority by reason of the execution and delivery of this Agreement or any Notes (hereinafter referred to as “Other Taxes”).

(c) Each Bank that is a foreign person (i.e. a person who is not a United States person for United States federal income tax purposes) (a “Foreign Person”) agrees that it shall deliver to the Company (with a copy to the Administrative Agent) (i) within twenty Domestic Business Days after the date on which this Agreement becomes effective or the date of the Assignment and Assumption Agreement whereby it became a “Bank” hereunder, two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, as appropriate, indicating that such Bank is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, (ii) from time to time, such duly completed extensions or renewals of such forms (or successor forms) as may reasonably be requested by the Company or as are required under applicable law but only to the extent such Bank determines that it may properly effect such extensions or renewals under applicable tax treaties, laws, regulations and directives and (iii) in the event of a transfer of any Loan to a subsidiary or affiliate of such Bank, a new Internal Revenue Service Form W-8BEN or W-8ECI (or any successor form), as the case may be, for such subsidiary or affiliate indicating that such subsidiary or affiliate is, on the date of delivery thereof, entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. The Company and the Administrative Agent shall each be entitled to rely on such forms in its possession until receipt of any revised or successor form pursuant to the preceding sentence.

(d) If a Bank, at the time it first becomes a party to this Agreement (or because of a change in an Applicable Lending Office) is subject to a United States interest withholding tax rate in excess of zero, withholding tax at such rate shall be considered excluded from Taxes and Other Taxes, respectively. For any period with respect to which a Bank has failed to provide the Company with the appropriate form pursuant to Section 8.03(c) (unless such failure is due to a change in treaty, law or regulation, or in the interpretation thereof by any regulatory authority, occurring subsequent to the date on which a form originally was required to be provided), such Bank shall not be entitled to additional payments under Section 8.03(a) with respect to Taxes imposed by the United States; provided, however, that should a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, become subject to Taxes because of its failure to deliver a form required hereunder, the Company shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(e) If the Company is required to pay additional amounts to or for the account of any Bank pursuant to this Section 8.03, then such Bank will change the jurisdiction of one or more Applicable Lending Offices so as to eliminate or reduce any such additional payment which may thereafter accrue if such change, in the sole judgment of such Bank, is not otherwise disadvantageous to such Bank.

(f) If any Bank is able to apply for any credit, refund, deduction or other reduction in Taxes or Other Taxes in an amount which is reasonably determined by such Bank to be material, which arises by reason of any payment made by the Company pursuant to this Section 8.03, such Bank will use reasonable efforts to obtain such credit, refund, deduction or other reduction and, upon receipt thereof, will pay to the Company an amount, not exceeding the amount of such payment by the Company, equal to the net after tax value to such Bank, in its good faith determination, of such part of such credit, refund, deduction or other reduction as it determines to be allocable to such payment by the Company, having regard to all of its dealings giving rise to similar credits, refunds, deductions or other reductions during the same tax period and to the cost of obtaining the same; provided, however, that (i) such Bank shall not be obligated to disclose to the Company any information regarding its tax affairs or computations and (ii) nothing contained in this Section 8.03(f) shall be construed so as to interfere with the right of such Bank to arrange its tax affairs as it deems appropriate.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Termination of Commitment of a Bank; New Banks. (a) (1) If and during the time a Failed Loan shall exist, (2) upon receipt of notice from any Bank for compensation or indemnification pursuant to Section 8.01(c) or Section 8.03, (3) if any Bank shall fail to comply with the requirements of Section 8.03(c) or (4) upon receipt of notice that the Commitment of a Bank to make Eurodollar Loans has been suspended, the Company shall have the right to terminate the Commitment in full of the Bank causing such Failed Loan or providing such notice (a “Retiring Bank”). The termination of the Commitment of a Retiring Bank pursuant to this Section 9.01(a) shall be effective on the tenth Domestic Business Day following the date of a notice of such termination to the Retiring Bank through the Syndication Agent, subject to the satisfaction of the following conditions:

(i) in the event that on such effective date there shall be any Loans outstanding hereunder, the Company shall have prepaid on such date the aggregate principal amount of such Loans held by the Retiring Bank only; and

(ii) in addition to the payment of the principal of the Loans held by the Retiring Bank pursuant to clause (i) above, the Company shall have paid such Retiring Bank all accrued interest thereon, and Facility Fee and any other amounts then payable to it hereunder, including, without limitation, all amounts payable by the Company to such Bank under Section 2.14 by reason of the prepayment of Loans pursuant to clause (i) with respect to the period ending on such effective date; provided that the provisions of Section 8.01, Section 8.03 and Section 9.04 shall survive for the benefit of any Retiring Bank.

Upon satisfaction of the conditions set forth in clauses (i) and (ii) above, such Bank shall cease to be a Bank hereunder.

(b) In lieu of the termination of a Bank’s Commitment pursuant to Section 9.01(a), the Company may notify the Syndication Agent that the Company desires to replace such Retiring Bank with an Eligible Assignee (which may be one or more of the Banks), which will purchase the Loans and assume the Commitment of the Retiring Bank. Upon the Company’s selection of a bank to replace a Retiring Bank, such bank’s agreement thereto and the fulfillment of the conditions to assignment and assumption set forth in Section 9.08, such bank shall become a Bank hereunder for all purposes in accordance with Section 9.08.

Section 9.02. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telecopy, facsimile transmission or similar writing) and shall be given to such party (a) in the case of the Company, or any Agent, at its address set forth on the signature pages hereof, (b) in the case of any Bank, at its address set forth in its Administrative Questionnaire or (c) in the case of any party, such other address as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company. Each such notice, request or other communication shall be effective (i) if given by registered or certified mail, upon the earlier of the date of actual receipt or the date of delivery indicated on the return receipt delivered to the sender or (ii) if given by any other means, when received at the address or telecopier number specified in this Section and an oral or written confirmation of receipt is received from the recipient.

Section 9.03. No Waivers. No failure or delay by any Agent or Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 9.04. Expenses; Indemnification. (a) The Company shall pay (i) the reasonable fees and expenses of special counsel for the Agents in connection with the preparation of this Agreement (or the amendment, modification or waiver thereof) as previously agreed upon between the Company, the Arrangers and the Agents and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by the Agents and the Banks, including reasonable fees and expenses of counsel (including in-house counsel), in connection with such Event of Default and collection and other enforcement proceedings resulting therefrom.

(b) The Company agrees to indemnify each Agent and Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against (and to reimburse each Indemnitee on demand for) any and all claims, liabilities, losses, damages, costs and reasonable expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, incurred by such Indemnitee in response to or in defense of any investigative, administrative or judicial proceeding relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder or any related transaction; provided that no Indemnitee shall have the right to be indemnified hereunder (i) to the extent such indemnification relates to relationships of, between or among each of, or any of, the Agents, the Banks or any Assignee or Participant or (ii) for such Indemnitee’s own gross negligence or willful misconduct.

Section 9.05. Pro Rata Treatment. Except as expressly provided in this Agreement with respect to Competitive Bid Loans or otherwise, (a) each borrowing from, and change in the Commitments of, the Banks shall be made pro rata according to their respective Commitments, and (b) each payment and prepayment on the Loans shall be made to all the Banks, pro rata in accordance with the unpaid principal amount of the Loans held by each of them.

Section 9.06. Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise (except as contemplated by Section 2.03, Section 2.14, Article 8 or Section 9.01), receive payment of a proportion of the aggregate amount then due with respect to the Loans held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount then due with respect to the Loans held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Loans held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments with respect to the Loans held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Company, other than its indebtedness hereunder.

Section 9.07. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Company and the Required Banks (and, if the rights or duties of any Agent are affected thereby, by it); provided that no such amendment or waiver shall, unless signed by each affected Bank, (i) subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder or (iii) postpone the date fixed for any payment of principal of or interest on any Loan or for termination of any Commitment; and provided further that, no such amendment or waiver shall, unless signed by all the Banks, change the percentage of the Credit Exposures that shall be required for the Banks or any of them to take any action under this Section 9.07 or any other provision of this Agreement.

Section 9.08. Successors and Assigns; Participations; Novation. (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided that, except in accordance with Sections 5.04 and 5.07, the Company may not assign or transfer any of its respective rights or obligations under this Agreement without the consent of all Banks.

(b) Any Bank may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that (i) except in the case of an assignment of the entire remaining amount of the assigning Bank’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Bank or an affiliate of a Bank or an Approved Fund with respect to a Bank, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) subject to each such assignment (determined as of the date the Assignment and Assumption Agreement, as hereinafter defined, with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Company otherwise consent (each such consent not to be unreasonably withheld or delayed), (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned, except that this clause (ii) shall not apply to rights in respect of outstanding Competitive Bid Loans and (d)(iii) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement substantially in the form of Exhibit K hereto (an “Assignment and Assumption Agreement”), together with a processing and recordation fee of $3,500 and the Eligible Assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire. Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption Agreement, the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Bank under this

Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 8.01, Section 8.03 and 9.04). Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Company, shall maintain a copy of each Assignment and Assumption Agreement delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitments of, and principal amount of the Loans owing to, each Bank pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Company, the Administrative Agent and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Company and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(d) Any Bank may, without the consent of, or notice to, the Company or the Administrative Agent, sell participations to one or more banks or other financial institutions (a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Bank’s obligations under this Agreement shall remain unchanged, (ii) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Company, the Administrative Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (i), (ii) or (iii) of Section 9.07 that affects such Participant. Subject to paragraph (e) of this Section, the Company agrees that each Participant shall be entitled to the benefits of Article 8 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Bank, provided such Participant agrees to be subject to Section 9.06 as though it were a Bank.

(e) A Participant shall not be entitled to receive any greater payment under Article 8 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Company’s prior written consent. A Participant that would be a Foreign Person if it were a Bank shall not be entitled to the benefits of Section 8.03 unless the Company is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Company, to comply with Section 8.03(c) as though it were a Bank.

(f) Notwithstanding any provision of this Section 9.08 to the contrary, any Bank may assign or pledge any of its rights and interests in the Loans to a Federal Reserve Bank without the consent of the Company.

Section 9.09. Designated Lenders. (a) Subject to the provisions of this subsection (a), any Bank may at any time designate an Approved Fund to provide all or a portion of the Loans to be made by such Bank pursuant to this Agreement; provided that such designation shall not be effective unless the Company and the Administrative Agent consent thereto (which consents shall not be unreasonably withheld). When a Bank and its Approved Fund shall have signed an agreement substantially in the form of Exhibit L hereto (a “Designation Agreement”) and the Company and the Administrative Agent shall have signed their respective consents thereto, such Approved Fund shall become a Designated Lender for purposes of this Agreement. The Designating Bank shall thereafter have the right to permit such Designated Lender to provide all or a portion of the Loans to be made by such Designating Bank pursuant to Section 2.01 or 2.03, and the making of such Loans or portion thereof shall satisfy the obligation of the Designating Bank to the same extent, and as if, such Loans or portion thereof were made by the Designating Bank. As to any Loans or portion thereof made by it, each Designated Lender shall have all the rights that a Bank making such Loans or portion thereof would have had under this Agreement and otherwise; provided that (x) its voting rights under this Agreement shall be exercised solely by its Designating Bank; (y) its Designating Bank shall remain solely responsible to the other parties hereto for the performance of such Designated Lender’s obligations under this Agreement, including its obligations in respect of the Loans or portion thereof made by it, and (z) such Designated Lender shall be subject to the limitations of Section 9.08(e) to the same extent as a Participant. No additional Note shall be required to evidence the Loans or portion thereof made by a Designated Lender; and the Designating Bank shall be deemed to hold its Note as agent for its Designated Lender to the extent of the Loans or portion thereof funded by such Designated Lender. Each Designating Bank shall act as administrative agent for its Designated Lender and give and receive notices and other communications on its behalf. Any payments for the account of any Designated Lender shall be paid to its Designating Bank as administrative agent for such Designated Lender and neither the Company nor the Administrative Agent shall be responsible for any Designating Bank’s application of such payments. In addition, any Designated Lender may, with notice to (but without the prior written consent of) the Company and the Administrative Agent assign all or portions of its interest in any Loans to its Designating Bank or to any financial institutions consented to by the Company and the Administrative Agent that provide liquidity and/or credit facilities to or for the account of such Designated Lender to support the funding of Loans or portions thereof made by it.

(b) Each party to this Agreement agrees that it will not institute against, or join any other person in instituting against, any Designated Lender any bankruptcy, insolvency, reorganization or other similar proceeding under any federal or state bankruptcy or similar law, for one year and a day after all outstanding senior indebtedness of such Designated Lender is paid in full. The Designating Bank for each Designated Lender agrees to indemnify, save, and hold harmless each other party hereto for any loss, cost, damage and expense arising out of its inability to institute any such proceeding against such Designated Lender. This subsection (b) shall survive the termination of this Agreement.

Section 9.10. Visitation. Subject to restrictions imposed by applicable security clearance regulations, the Company will upon reasonable notice permit representatives of any Bank at such Bank’s expense to visit any of its major properties.

Section 9.11. No Reliance on Margin Stock. Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

Section 9.12. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the internal laws of the State of New York. Each of the Company, the Agents and the Banks hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State Court sitting in New York for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Company, the Agents and the Banks irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

Section 9.13. Counterparts; Integration. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.

Section 9.14. WAIVER OF JURY TRIAL. EACH OF THE COMPANY, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15. Confidentiality. Each Bank agrees, with respect to any information delivered or made available by the Company to it that is clearly indicated to be confidential information or private data, to use all reasonable efforts to protect such confidential information from unauthorized use or disclosure and to restrict disclosure to only those Persons employed or retained by such Bank who are or are expected to become engaged in evaluating, approving, structuring or administering this Agreement and the transactions contemplated hereby. Nothing herein shall prevent any Bank from disclosing such information (i) to any other Bank, (ii) to its affiliates, officers, directors, employees, agents, attorneys and accountants who have a need to know such information in accordance with customary banking practices and who receive such information having been made aware of and having agreed to the restrictions set forth in this Section, (iii) upon the order of any court or administrative agency, (iv) upon the request or demand of any regulatory agency or authority having jurisdiction over such Bank, (v) which has been publicly disclosed, (vi) to the extent reasonably required in connection with any litigation to which any Agent, any Bank, the Company or their respective affiliates may be a party, (vii) to the extent reasonably required in connection with the exercise of any remedy hereunder and (viii) with the prior written consent of the Company; provided, however, that before any disclosure is permitted under (iii) or (vi) of this Section 9.15, each Bank shall, if not legally prohibited, notify and consult with the Company, promptly and in a timely manner, concerning the information it proposes to disclose, to enable the Company to take such action as may be appropriate under the circumstances to protect the confidentiality of the information in question, and provided further that any disclosure under the foregoing proviso be limited to only that information discussed with the Company. The use of the term “confidential” in this Section 9.15 is not intended to refer to data classified by the government of the United States under laws and regulations relating to the handling of data, but is intended to refer to information and other data regarded by the Company as private.

Section 9.16. USA Patriot Act. Each Bank hereby notifies the Company that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Bank to identify the Company in accordance with said Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

LOCKHEED MARTIN CORPORATION

By:	/s/ Anthony G. Van Schaick
	Name:	Anthony G. Van Schaick
	Title:	Vice President & Treasurer

SCHEDULE II

PRICING SCHEDULE

The “Eurodollar Margin” and “Facility Fee Rate” for any day are the respective rates per annum set forth below in the applicable row and column corresponding to the Pricing Level and Usage that apply on such day:

Pricing	Level I	Level II	Level III	Level IV	Level V
Eurodollar Margin:
Usage < 33 1/3%	32.5 bps	40.0 bps	50.0 bps	82.5 bps	125.0 bps
Usage > 33 1/3%	44.5 bps	52.5 bps	62.5 bps	95.0 bps	137.5 bps
Facility Fee Rate	8.0 bps	10.0 bps	12.5 bps	17.5 bps	25.0 bps

For purposes of this Schedule, the following terms have the following meanings (subject to the final paragraph of this Schedule):

“Level I Pricing” applies on any day if on such day the Company’s unsecured long-term debt is rated A- or higher by S&P or A3 or higher by Moody’s.

“Level II Pricing” applies on any day if on such day Level I Pricing does not apply and the Company’s unsecured long-term debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Level III Pricing” applies on any day if on such day none of Level I Pricing or Level II Pricing applies and the Company’s unsecured long-term debt is rated BBB or higher by S&P or Baa2 or higher by Moody’s.

“Level IV Pricing” applies on any day if on such day none of Level I Pricing, Level II Pricing or Level III Pricing applies and the Company’s unsecured long-term debt is rated BBB- or higher by S&P or Baa3 or higher by Moody’s.

“Level V Pricing” applies on any day if no other Pricing Level applies.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Pricing Level” refers to the determination of which of Level I Pricing, Level II Pricing, Level III Pricing, Level IV Pricing or Level V Pricing applies. Level I Pricing is the lowest Pricing Level and Level V Pricing the highest.

“S&P” means Standard & Poor’s Ratings Services and its successors.

The “Usage” applicable to any date is the percentage equivalent of a fraction the numerator of which is the sum of the aggregate outstanding principal amount of the Loans at such date and the denominator of which is the aggregate

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amount of the Commitments at such date. If for any reason any Loans remain outstanding following the termination of the Commitments, Usage will be deemed to be 100%.

The credit ratings to be utilized for purposes of this Pricing Schedule are those assigned to the senior unsecured long-term debt securities of the Company without third-party credit enhancement, and any rating assigned to any other debt security of the Company shall be disregarded. The credit ratings in effect on any day are those in effect at the close of business on such day. If the Company is split-rated and the ratings differential is one notch, the higher of the two ratings will apply (e.g., BBB/Baa3 results in Level III Pricing). If the Company is split-rated and the ratings differential is more than one notch, the average of the two ratings (or the higher of two intermediate ratings) shall be used (e.g., BBB/Ba1 results in Level IV Pricing, as does BBB/Ba2).

If the Company receives notice from a Rating Agency of a change in the rating of its senior unsecured long-term debt, the Company will advise the Administrative Agent.

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